UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 8, 2014

STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

(337) 237-0410

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2014, Stone Energy Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 5,000,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), at a public offering price of $41.00 per share, less underwriting discounts and commissions of $1.64 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 750,000 shares of Common Stock from the Company at the same price. Closing of the Offering is scheduled for May 14, 2014, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any liabilities. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

The Company expects to receive net proceeds from the sale of 5,000,000 shares of Common Stock in the Offering of approximately $196.5 million (after deducting underwriting discounts and commissions and estimated Offering expenses). If the Underwriters exercise their option to purchase additional shares of Common Stock in full, the Company expects to receive net proceeds from the Offering of approximately $226.0 million (after deducting underwriting discounts and commissions and estimated offering expenses). The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include potential development of the Amethyst discovery, potential drilling of a second well at Cardona South, potential Utica Shale development and/or the acquisition of additional Appalachian acreage.

Certain of the Underwriters and their related entities have engaged, and may in the future engage, in commercial banking, financial advisory, investment banking and other services with us in the ordinary course of their business for which they have received, and expect to receive, customary compensation and expense reimbursement. In addition, affiliates of nearly all of the Underwriters are lenders under our bank credit facility and Barclays Bank PLC, an affiliate of Barclays Capital Inc., is a counterparty to a hedging arrangement with us in connection with our 1  3⁄4% Senior Convertible Notes due 2017.

The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-184532) filed with the Securities and Exchange Commission on October 22, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

1.1	Underwriting Agreement dated May 8, 2014 between Stone Energy Corporation and Barclays Capital Inc., as representative of the several underwriters set forth in Schedule I to the Underwriting Agreement.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: May 14, 2014	By:	/s/ J. Kent Pierret
J. Kent Pierret
Senior Vice President,
Chief Accounting Officer
and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement dated May 8, 2014 between Stone Energy Corporation and Barclays Capital Inc., as representative of the several underwriters set forth in Schedule I to the Underwriting Agreement.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)